 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated December 19, 2024 in the Amendment No. 1 to the Registration Statement (File No. 333-282699) and related Prospectus of Guggenheim Defined Portfolios, Series 2459.

/s/ Grant Thornton LLP___________

GRANT THORNTON LLP

Chicago, Illinois

December 19, 2024